Exhibit 10.3

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT is entered into as of the date set forth below, by and between Village Bank, a Virginia banking corporation (the “Corporation”), and Max C. Morehead, Jr. (the “Executive”) and is made effective May 1, 2018 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Corporation desires to provide the Executive with the opportunity to receive severance protection in connection with a Change of Control (as defined herein) of Village Bank and Trust Financial Corp. (the “Holding Company”) on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation (the “Board”) has approved this Change of Control Agreement and authorized its execution and delivery on the Corporation’s behalf to the Executive;

WHEREAS, the Executive has significant experience serving in senior bank management positions, and the Corporation desires to retain the Executive as a key executive officer of the Corporation whose dedication, availability, advice and counsel to the Corporation is deemed important to the Board, the Corporation and its stockholders;

WHEREAS, Corporation recognizes that the possibility of a Change of Control exists, and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders;

WHEREAS, the Corporation wishes to retain such well-qualified executives, and it is in the best interests of the Corporation and of the Executive to secure the services of the Executive to continue employment with the Corporation and/or its affiliates or successors in interest by merger or acquisition through and after a Change of Control by providing reasonable employment security to Executive and to recognize the prior service of Executive in the event of a Change of Control;

NOW, THEREFORE, to assure the Corporation of the Executive’s dedication, the availability of Executive’s advice and counsel to the Corporation, and to induce the Executive to remain in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agree as follows:

1.	TERM, EXTENSIONS OF TERM, AND CONTINUING OBLIGATIONS:

(a)	This Agreement will be effective on the Effective Date set forth above and will expire at the end of the calendar day on May 1, 2020, provided that this Agreement may be extended for an additional period of up to 24 months at the discretion of the Board. If the Board desires to extend this Agreement, it shall provide the Executive with at least 15 days’ written notice of the applicable period of such extension. Unless Executive notifies the Company in writing prior to commencement of the extended term that the Executive does not agree to the extension, the Agreement will continue in effect until the expiration date set by the Board in its notice.

(b)	The parties intend that the covenants and restrictions in Sections 6 and 13 be enforceable against Executive regardless of the reason that Executive’s employment by the Corporation may terminate and that such covenants and restrictions shall be enforceable against Executive even if this Agreement expires. The existence of any claim or cause of action by the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the restrictive covenants and confidentiality requirements set forth in Sections 6 and 13 of this Agreement.

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2.	CHANGE OF CONTROL:

(a)	If the Executive’s employment:

(i)        is terminated by the Corporation without Cause (and other than on account of the Executive’s death or “Incapacity” as described in Section 4) within twelve (12) months following a Change of Control,

(ii)       is terminated by Executive following a reduction in Executive’s base salary of at least 10%, which salary reduction and termination occur within twelve (12) months following a Change of Control, then, provided that the Executive signs a release and waiver of claims reasonably satisfactory to the Corporation (to be provided to the Executive no later than the date of the Executive’s termination), and such release and waiver has become effective no more than 30 days following Executive’s termination, the Executive shall receive a lump sump payment equal to nine (9) months of Executive’s monthly base salary (as in effect (x) on Executive’s termination date, or (y) immediately prior to the Change of Control, whichever is greater). Such payment shall be made on the first regularly scheduled payroll date that is at least 30 days following Executive’s termination.

(b)	For purposes of this Agreement, a “Change of Control” shall mean (i) the acquisition by any “person” or “group” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than the Holding Company, any subsidiary of the Holding Company or any employee benefit plan of the Holding Company or any Holding Company subsidiary, directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Holding Company representing fifty percent (50%) or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding securities of the Holding Company; (ii) either a majority of the directors of the Holding Company elected at the Holding Company’s most recent annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of the Holding Company, or the “incumbent directors” shall cease to constitute a majority of the directors of the Holding Company (the term “incumbent director” shall mean any director who was a director of the Holding Company on May 1, 2018 and any individual who becomes a director of the Holding Company subsequent to May 1, 2018 and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors); (iii) the Holding Company consummates a reorganization, merger, share exchange, consolidation or other business combination (a “Reorganization”) with any other “person” or “group” (as defined in Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a Reorganization that would result in the outstanding common stock of the Holding Company immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof, at least fifty percent (50%) of the common stock of the Holding Company or such surviving entity or a parent or affiliate thereof outstanding immediately after the Reorganization; or (iv) a plan of complete liquidation of the Holding Company or an agreement for the sale or disposition by the Holding Company of all or substantially all of the Holding Company’s assets.

(c)	The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement under Section 2(a) by seeking other employment or otherwise.

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3.	DEATH: In the event of the Executive’s death prior to becoming entitled to a payment under Section 2(a), this Agreement (if not previously terminated) shall terminate as of the date of death without any further obligation on the part of the Corporation under this Agreement.

4.	ILLNESS: In the event the Executive is unable to perform the essential functions of Executive’s job, with or without reasonable accommodations, for a period of four (4) consecutive months by reason of illness or other physical or mental disability (“Incapacity”), the Corporation may terminate this Agreement by written notice to Executive (which notice may take effect immediately) without further or additional compensation being due the Executive from the Corporation pursuant to this Agreement. Notwithstanding any other provision in this Agreement, the Corporation will comply with the Americans with Disabilities Act and Family Medical Leave Act.

5.	CAUSE; REGULATORY TERMINATION:

(a)	For purposes of this Agreement, “Cause” shall mean the Executive’s unlawful or unethical business conduct, dishonesty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), the Executive’s material violation of the Corporation’s work rules, Code of Ethics or policies, or the Executive’s material breach of this Agreement. Cause shall not exist based on the Executive’s material violation of the Corporation’s work rules, Code of Ethics or policies, unless the Board has first provided him written notice of any such failure or breach and a reasonable period of time, not less than ten (10) days, in which to remedy such failure or breach.

(b)	If the Executive is suspended and/or prohibited from participating in the conduct of the Corporation’s affairs by a notice served under the Federal Deposit Insurance Act or any other regulatory authority, the Corporation’s obligations under this Agreement shall be terminated and the Corporation thereafter shall have no obligation to make any payments under this Agreement.

6.	COVENANTS:

(a)	During the term of this Agreement and, if the Executive’s employment with the Corporation ceases for any reason during the term of this Agreement, for the longer of:

(x)       nine (9) months from and after the date that the Executive is (for any reason) no longer employed by the Corporation; or

(y)       nine (9) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by the Executive,

the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity (i) solicit or induce, or attempt to solicit or induce any person then employed by the Corporation to terminate the employee’s employment with the Corporation or (ii) solicit or divert away or attempt to solicit or divert away any Customer of the Corporation for the purpose of selling or providing Competitive Services, provided the Corporation is then still engaged in the sale or provision of Competitive Services.

(b)	For purposes of this Agreement, the term “Customer” means any individual or entity to whom or to which the Corporation provided Competitive Services within the two years prior to the Executive’s solicitation or diversion away or attempt to do either (“prohibited action”), or if the prohibited action occurs after the termination of Executive’s employment with the Corporation, then within the two years prior to the date Executive’s employment terminates, and: (i) with whom or with which the Executive had direct contact in connection with the provision of such Competitive Services by the Corporation; or (ii) about whom or which the Executive learned confidential information by way of Executive’s employment with the Corporation.

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(c)	For purposes of this Agreement, “Competitive Services” means providing commercial and consumer financial products and services that, as of the date of this Agreement or (if the prohibited action occurs after the termination of Executive's employment) as of the date of termination of employment, are provided to Customers of the Corporation, whether such services are provided directly by the Corporation or by others under a contractual arrangement with the Corporation.

(d)	The Executive agrees that the covenants in this Section 6 are reasonably necessary to protect the legitimate interests of the Corporation, are reasonable with respect to time and do not interfere with the interests of the public. The Executive further agrees that the descriptions of the covenants contained in this Section 6 are sufficiently accurate and definite to inform the Executive of the scope of the covenants. Finally, the Executive agrees that the consideration set forth in this Agreement is full, fair and adequate to support the Executive’s obligations hereunder and the Corporation’s rights hereunder. The Executive acknowledges that in the event the Executive’s employment with the Corporation is terminated for any reason, the Executive will be able to earn a livelihood without violating such covenants.

(e)	The parties intend that the covenants contained in this Section 6 to be completely severable and independent, and any invalidity or unenforceability of any one or more such covenants will not render invalid or unenforceable any one or more of the other covenants. The parties further agree that, if the scope or enforceability of a covenant contained in this Section 6 is in any way disputed at any time, and if permitted by applicable law and public policy, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests.

(f)	The Executive agrees that, given the nature of the positions held by the Executive with the Corporation, each and every one of the covenants and restrictions set forth in this Agreement above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by the Executive of any of the provisions of Sections 6 and/or 13 of this Agreement that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it shall be entitled to any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief, and the Executive shall be liable for all damages, including actual and consequential damages, costs and expenses, and legal costs and actual attorneys fees incurred by the Corporation as a result of taking action to enforce, or recover for any breach of Section 6 and/or 13.

(g)	Notwithstanding anything in this Agreement to the contrary, the restrictive covenants described in this Section 6 shall apply if the Executive experiences a termination of employment with the Corporation for any reason, with or without a Change of Control, during the term of the Agreement.

(h)	For purposes of this Section 6, the term “Corporation” means the Corporation and any parent or subsidiary entity with respect to the Corporation.

7.	NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to the Executive:	Max C. Morehead, Jr.
16525 Saville Chase Road
Midlothian, Virginia 23112

If to the Corporation:	Craig D. Bell, Esquire
Chairman of Village Bank and Trust Financial Corp.
McGuireWoods LLP
Gateway Plaza
800 East Canal Street
Richmond, Virginia 23219-3916

With a copy to:	Deborah M. Golding
Vice President, Corporate Secretary
Village Bank and Trust Financial Corp.
P.O. Box 330
Midlothian, Virginia 23113

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.	MODIFICATION, WAIVERS, APPLICABLE LAW: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

9.	INVALIDITY, ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.	SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the the successors of the Corporation and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s executor or, if there is no such executor, to Executive’s estate.

11.	HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

12.	ARBITRATION: With the exception of Sections 6 and 13 and the enforcement of those sections in accordance with Section 6(f), all other claims under this Agreement will be resolved by binding arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, in Richmond, Virginia in accordance with the Employment Arbitration Rules and Procedures Rules of JAMS then in effect. The Corporation shall pay all administrative fees associated with such arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees and expenses of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just.

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13.	CONFIDENTIALITY: Executive covenants and agrees that any and all proprietary information maintained as confidential by the Corporation and concerning the customers or businesses and services of the Corporation of which Executive has knowledge as a result of Executive’s association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by the Executive to third parties other than in connection with the usual conduct of the business of the Corporation, or as required by law or the Corporation’s or Holding Company’s Code of Ethics. Such information shall expressly include, but shall not be limited to, confidential and proprietary information concerning the Corporation’s trade secrets within the meaning of the Virginia Trade Secrets Act, business operations, business records, documented customer lists or other confidential customer information. Upon termination of employment, the Executive shall deliver to the Corporation all property in Executive’s possession which belongs to the Corporation including all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. This Section 13 shall not be applicable to any information which, through no misconduct or negligence of Executive, has been disclosed to the public by anyone other than Executive.

14.	409A COMPLIANCE:

(a)	The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code (“Code”) Section 409A, or satisfy an exemption (e.g., involuntary separation pay) thereunder, and this Agreement shall be administered and interpreted accordingly. To the maximum extent permitted under Code Section 409A, the terms of this Agreement, including, without limitation, “termination” and “termination of employment,” and similar terms, shall be interpreted to comply with Section 409A or an applcicable exemption. In no event whatsoever shall the Corporation be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)	Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then the remainder of this Subsection 14(b) shall apply. With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (x) the expiration of the six (6)-month period measured from the date of such ‘separation from service’ of the Executive, and (y) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)	For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(d)	In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

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15.	REGULATORY REQUIREMENTS AND CLAWBACK: Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Corporation (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a)	such payment or action is prohibited by any governmental agency having jurisdiction over the Corporation or any of its subsidiaries or affiliates (hereinafter referred to as “Regulatory Authority”) because the Corporation or any of its subsidiaries or affiliates is declared by such Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner; or

(b)	such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Corporation or its subsidiaries or affiliates, including, without limitation, the Emergency Economic Stabilization Act of 2008 and the Federal Deposit Insurance Act, each as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

(c)	Executive agrees that any incentive based compensation or award that Executive receives, or has received, from the Corporation under this Agreement or otherwise, will be subject to clawback by the Corporation as may be required by applicable law or stock exchange listing requirement and on such basis as the Board determines, but in no event with a look-back period of more than three years, unless required by applicable law or stock exchange listing requirement.

16.	POSSIBLE REDUCTION IN PAYMENT AND BENEFITS: No amounts will be payable and no benefits will be provided under this Agreement to the extent that such payments or benefits, together with other payments or benefits under other plans, agreements or arrangements, would make the Executive liable for the payment of an excise tax under Code Section 4999 or any successor provision. The amounts otherwise payable and the benefits otherwise to be provided under this Agreement shall be reduced in a manner determined by the Holding Company (by the minimum possible amount) that is consistent with the requirements of Code Section 409A until no amount payable to the Executive will be subject to such excise tax. All calculations and determinations under this Section 16 shall be made by an independent accounting firm or independent tax counsel appointed by the Holding Company (the “Tax Advisor”) whose determinations shall be conclusive and binding on the Corporation and the Executive for all purposes. The Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Code Section 280G and Code Section 4999. The Corporation shall bear all costs of the Tax Advisor.

(Signatures appear on the following page)

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EXECUTIVE

By:	/s/ Max C. Morehead, Jr.
Max C. Morehead, Jr.

Date:	May 1, 2018

VILLAGE BANK

By:	/s/ William G. Foster
William G. Foster
President and Chief Executive Officer

Date:	May 1, 2018

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